Exhibit 99.1

_______________________________________________

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President	Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4509
	(925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS THIRD QUARTER EARNINGS

          Pleasanton, California, November 14, 2006 -- Ross Stores, Inc. (Nasdaq: ROST) today reported that earnings per share for the 13 weeks ended October 28, 2006 rose 24% to $.31, from $.25 for the 13 weeks ended October 29, 2005.  Net earnings for the fiscal 2006 third quarter were $43.9 million, compared to $36.3 million for the third quarter of 2005.  The current year third quarter results include pre-tax stock option related expenses of $3.2 million, or about $.01 per share, recognized pursuant to FAS No. 123(R), “Share-Based Payment.”  Third quarter earnings per share before these non-cash charges grew 32% over the prior year period.  Fiscal 2006 third quarter sales rose 10% to $1.362 billion, from $1.237 billion for the quarter ended October 29, 2005.  Same store sales for the period increased 4% on top of a strong 9% gain in the prior year comparable quarter.

          For the nine months ended October 28, 2006, earnings per share grew 20% to $1.04 from $.87 for the nine months ended October 29, 2005.  Net earnings for the fiscal 2006 year-to-date period were $148.5 million, compared to $128.7 million for the same period in the prior year.   The fiscal 2006 year-to-date results include pre-tax stock option related expenses of $10.0 million, or about $.04 per share, recognized pursuant to FAS No. 123(R), “Share-Based Payment.”   Before these non-cash charges, earnings per share for the first nine months of 2006 grew 24% over the prior year.  Sales for the first nine months rose 12% to $3.962 billion, with same store sales up 5% on top of a 6% increase in the prior year comparable period.

          Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “Third quarter earnings were better than planned, benefiting from healthy sales trends and a measurable improvement in operating margin.  Regionally, the strongest sales performance during the quarter was in the Southwest and Texas, while Home and Shoes remained the top-performing merchandise categories.  Before approximately 25 basis points in stock option-related costs, earnings before interest and taxes increased about 65 basis points during the quarter.  Improvements over the prior year period in shrink-related expenses and selling, general and administrative costs were partially offset by higher supply chain and incentive plan costs along with slight increases in markdown and occupancy expenses.  Better-than-plan shrink results from our recent annual physical inventory of our merchandise contributed about $.02 to our improved earnings per share during the quarter.”

          “Our balance sheet and cash flows as we ended the third quarter remain solid and healthy, and we continue to return capital to stockholders through our stock repurchase and dividend programs.  During the first nine months of 2006, we repurchased 5.4 million shares of common stock for an aggregate of $147.7 million as part of the two-year $400 million program authorized by our Board of Directors in the fourth quarter of 2005.  We ended the third quarter with 139.9 million shares of common stock issued and outstanding.  Approximately $252.3 million remains available under the current stock repurchase authorization, which we expect to complete by the end of fiscal 2007.”

          The Company will provide additional details concerning its third quarter results and business outlook on a conference call to be held on Tuesday, November 14, 2006 at 12:00 noon Eastern time.  Participants may listen to a real time audio webcast of the conference call by visiting the Company’s website located at www.rossstores.com.  A recorded version of the call will also be available until the end of the fourth quarter at the website address and via a telephone recording through November 21, 2006 at 402-220-5900, PIN #2342.

          Forward-Looking Statements: This press release, the conference call recording and other material on the Company’s website contain forward-looking statements that are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from management’s current expectations.  The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements.  Risk factors for Ross Stores and dd’s DISCOUNTS® include, without limitation, the Company’s ability to convert certain Albertsons real estate sites to the Ross and dd’s DISCOUNTS formats in a timely and cost effective manner and on acceptable terms, and the ability to achieve targeted levels of sales, profits and cash flows from these acquired store locations;the Company’s ability to effectively operate its various supply chain, core merchandising and other information systems; its ability to improve its micro-merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in its distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; obtaining acceptable new store locations; competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from higher gas prices on consumer spending; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; the Company’s ability to continue to purchase attractive brand-name merchandise at desirable discounts; the Company’s ability to identify and successfully enter new geographic markets; and the Company’s ability to attract and retain personnel with the retail talent necessary to execute its strategies.  Other risk factors are detailed in the Company’s SEC filings including, without limitation, the Form 10-K for fiscal 2005 and the Form 10-Q’s and 8-K’s for fiscal 2006.  The factors underlying our forecasts are dynamic and subject to change.  As a result, our forecasts speak only as of the date they are given and do not necessarily reflect the Company’s outlook at any other point in time.  The Company does not undertake to update or revise these forward-looking statements.

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          Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price company with fiscal 2005 revenues of $4.9 billion.  As of October 28, 2006, the Company operated 772 Ross stores and 26 dd’s DISCOUNTS locations, compared to 715 Ross stores and 20 dd’s DISCOUNTS locations at the end of the same period last year.  Ross Stores offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices.  dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices.  Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended

($000, except stores and per share data, unaudited)	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005

Sales	$1,362,045	$1,236,892	$3,961,773	$3,532,691
Costs and expenses
Cost of goods sold	1,073,820	979,887	3,086,786	2,764,052
Selling, general and administrative	217,586	197,740	635,388	558,445
Interest income, net	(1,775)	(461)	(5,213)	(1,339)

Total costs and expenses	1,289,631	1,177,166	3,716,961	3,321,158
Earnings before taxes	72,414	59,726	244,812	211,533
Provision for taxes on earnings	28,481	23,401	96,285	82,879

Net earnings	$43,933	$36,325	$148,527	$128,654

Earnings per share
Basic	$0.32	$0.25	$1.06	$0.89
Diluted	$0.31	$0.25	$1.04	$0.87

Weighted average shares outstanding (000)
Basic	138,570	143,753	140,184	144,954
Diluted	140,887	145,659	142,672	147,150

Dividends per share
Cash dividends declared per share	$0.06	$0.05	$0.12	$0.10

Stores open at end of period	798	735	798	735

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	October 28, 2006	October 29, 2005

Assets
Current assets
Cash and cash equivalents	$122,069	$177,753
Short-term investments	4,857	—
Accounts receivable	36,823	35,246
Merchandise inventory	1,065,549	1,064,972
Prepaid expenses and other	51,326	44,705
Deferred income taxes	20,014	8,968

Total current assets	1,300,638	1,331,644
Property and equipment, net	740,385	629,304
Other long-term assets	60,267	53,593
Long-term investments	30,838	—

Total assets	$2,132,128	$2,014,541

Liabilities and stockholders’ equity
Current liabilities
Accounts payable, accrued expenses and other	$1,047,526	$945,414

Total current liabilities	1,047,526	945,414
Long-term debt	—	50,000
Other long-term liabilities	128,503	119,955
Deferred income taxes	97,363	96,975
Commitments and contingencies
Stockholders’ equity	858,736	802,197

Total liabilities and stockholders’ equity	$2,132,128	$2,014,541

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended

($000, unaudited)	October 28, 2006	October 29, 2005

Cash Flows from Operating Activities
Net earnings	$148,527	$128,654
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	78,680	69,073
Stock-based compensation	20,121	12,384
Deferred income taxes	(496)	4,774
Tax benefit from equity issuance	11,943	18,102
Excess tax benefits from stock-based compensation	(4,509)	—
Change in assets and liabilities:
Merchandise inventory	(127,458)	(211,860)
Other current assets, net	(21,937)	(2,041)
Accounts payable	204,604	209,410
Other current liabilities	15,145	31,779
Other long-term, net	5,629	3,926

Net cash provided by operating activities	330,249	264,201

Cash Flows Used in Investing Activities
Purchase of assets under lease	(87,329)	—
Other additions to property and equipment	(93,365)	(139,331)
Sales (purchases) of investments, net	(11,726)	67,400

Net cash used in investing activities	(192,420)	(71,931)

Cash Flows Used in Financing Activities
Repayment of term debt	(50,000)	—
Issuance of common stock related to stock plans	13,991	31,238
Excess tax benefits from stock-based compensation	4,509	—
Treasury stock purchased	(2,935)	(6,065)
Repurchase of common stock	(147,726)	(132,976)
Dividends paid	(25,366)	(22,045)

Net cash used in financing activities	(207,527)	(129,848)

Net (decrease) increase in cash and cash equivalents	(69,698)	62,422
Cash and cash equivalents:
Beginning of period	191,767	115,331

End of period	$122,069	$177,753

Non-Cash Investing Activities
Straight-line rent capitalization in build-out period	$—	$3,059
Change in fair value of investment securities	$5	$—